SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☑	Filed by a Party other than the Registrant ❑

Check the appropriate box:

❑	Preliminary Proxy Statement
❑	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
❑	Definitive Proxy Statement
☑	Definitive Joint Additional Materials
❑	Soliciting Material Under Rule 14a-12

PIMCO Dynamic Credit Income Fund

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

❑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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❑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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(4)	Date Filed:

Shareholder Name Address 1 Address 2 Address 3

July 24, 2014

Your Response is Needed

Dear Shareholder,

As one of the largest shareholders in PIMCO Dynamic Credit Income Fund (PCI), we are contacting you to kindly request that you vote your shares on an important proxy proposal. The proxy proposal is expected to yield benefits to shareholders, including cost savings, resulting from the adoption of a unified fee under which PIMCO will bear certain costs previously borne by you as a shareholder in the Fund.

PCI has not yet received the sufficient number of votes required by law to proceed with the proposal discussed in the proxy statement. If you work with a financial advisor, you may consult with them, although we need you as the shareholder of record to vote. If you have already voted, thank you, no further action is requested.

Please contact us before the shareholder meeting on July 31, 2014, so that your vote may be counted.

Please contact our proxy specialist toll-free at 1-877-361-7967, between 9:00 a.m. and 10:00 p.m. Eastern time Monday through Friday and reference the control number on the enclosed form. The call will only take a few moments and no confidential information is required. Even calling to abstain helps us reach the requisite level of shareholder participation.

More information on this initiative can be found at us.allianzgi.com/closedendfunds. Simply select the Fund and view the proxy statement under the documents tab.

Thank you for your time and support of the PIMCO Closed-End Funds.

Sincerely,

Henrik Larsen

Senior Vice President

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